Exhibit 10.2

CONFIDENTIAL

April 13, 2015

Bob Cooney
2917 Via Blanco

San Clemente, CA 92673

Re: Offer of Employment

Dear Bob:

This letter memorializes the terms we discussed that apply to your continuation of employment with NTN Buzztime, Inc. ("Buzztime" or “Company”).

We feel it is now appropriate to align your title and level of compensation with your more focused scope of responsibilities. Your new title shall be Chief Product Officer. You will be responsible for management of the Company’s product roadmap, on time product delivery, and long-term product growth. You are expected to build and lead a high performing team. You will continue to report to Buzztime’s Chief Executive Officer. Your base salary will be $8,653.85 per pay period ($225,000.00 annualized). All salaries have applicable withholdings, are paid bi-weekly and in accordance with Buzztime's normal payroll practices. Future adjustments in compensation, if any, will be made by Buzztime in its sole and absolute discretion. This position is exempt therefore you will not receive overtime pay if you work more than (8) hours in a workday or (40) hours in a workweek.

You will continue to be eligible for the Company-wide benefits available to you prior to the date of this letter. Buzztime reserves the right to change or eliminate these benefits on a prospective basis at any time.

You will be eligible to participate in an incentive bonus plan (the “Incentive Plan"). The specifics of the Incentive Plan will be presented to you after approval of its terms by the Nominating and Corporate Governance/Compensation Committee of the Board of Directors. The intention of the Incentive Plan is to motivate you to focus on and maximize your efforts to achieve Buzztime's corporate goals.

Under the terms of this letter, your employment with Buzztime continues to be "at-will." This means your employment is not for any specific period of time and can be terminated by you or by Buzztime at any time, for any reason or no reason, without further obligation or liability. In addition, Buzztime reserves the right to modify your title, duties or reporting relationship to meet business needs and impose appropriate discipline. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and Buzztime's Chief Executive Officer.

While your accepted employment is at-will, in the event of an involuntary termination of your employment without “Cause,” you will receive continuation of your then current base salary for a period of three (3) months.

•	As used herein, “Cause” shall mean, as reasonably determined by the Board of Directors, any of the following:

o	any act of personal dishonesty by you in connection with your responsibilities as an employee of Buzztime which is intended to result in substantial personal enrichment or is reasonably likely to result in harm to Buzztime,
o	you commit any act of fraud, embezzlement, dishonesty or other willful misconduct or you are convicted of a felony, which the Board reasonably believes has had or will have a detrimental effect on Buzztime’s reputation or business,
o	a willful act by you which constitutes misconduct and is materially injurious to Buzztime,
o	continued willful violations by you of your obligations to Buzztime after there has been delivered to you a written demand for performance from Buzztime which describes the basis for Buzztime’s belief that you have willfully violated your obligations to Buzztime.
o	Failure to perform as determined by the Chief Executive Officer.

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The terms of your employment set forth in this letter shall be effective April 15, 2015. As of that date, this letter shall supersede and replace your offer letter dated January 10, 2014 and all other prior terms, agreements and understanding related to your job, title, and compensation with Buzztime (and with any of its officers, directors or others claiming to represent the Company, if any), whether oral or written; except you will remain subject to the Company’s ethics policy, arbitration agreement, Confidentiality and Inventions Agreement executed by you on January 16, 2014, and the other Company agreements entered into by you and the Company in writing in relation to your initial commencement of employment with the Company. Recall that under the terms of your prior agreement with the Company, Buzztime reserves the right to modify your title, duties and compensation and reporting relationship to meet business needs and impose appropriate discipline. Buzztime reserves those same rights and abilities under the terms of this letter.

This letter may not be modified or amended except by a specific, written agreement signed by you and Buzztime's Chief Executive Officer.

Bob, it is our hope that you continue with Buzztime as it refocuses and fulfills its promise of delivering the most compelling solution to the market. While we would like you to take your time considering the offer, it will expire on April 15, 2015. To indicate your acceptance of Buzztime's offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to Human Resources no later than April 15.

Sincerely,

/s/ Ram Krishnan

Ram Krishnan
Chief Executive Officer

I have read this offer letter in its entirety and agree to the terms and conditions of employment. I understand and agree that my employment with Buzztime is at-will, which means either you or Buzztime may terminate the employment relationship at any time with or without cause or advance notice.

/s/ Bob Cooney	4/15/15
Bob Cooney	Date

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